EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-167472 and 333-155698) and Form S-8 (No. 333-125264) of Associated Estates Realty Corporation of our report dated November 18, 2010 relating to the financial statements of The Ashborough and report dated August 13, 2010 relating to the financial statements of Riverside Station, which appear in this Current Report on Form 8‑K of Associated Estates Realty Corporation dated November 19, 2010.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Cleveland, Ohio
November 19, 2010